EXHIBIT 99.1

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri Chief Financial Officer 203.221.1703 jim@compassequity.com	KCSA Worldwide Jeffrey Goldberger / Garth Russell 212.896.1249 / 212.896.1250 jgoldberger@kcsa.com / grussell@kcsa.com
Compass Diversified Holdings Increases Quarterly Distribution
Westport, CT, October 9, 2007 — Compass Group Diversified Holdings LLC and Compass Diversified Holdings (Nasdaq GS: CODI) (collectively, “CODI” or “the company”) announced today that CODI will make a cash distribution of $0.325 per share to holders of CODI shares, payable on October 26, 2007 to all holders of record as of October 23, 2007.
In commenting on the distribution increase, I. Joseph Massoud, CODI’s Chief Executive Officer, said: “To date, the subsidiary businesses we owned as of the beginning of the year have performed well. In addition, we have been able to consummate three new platform acquisitions thus far in 2007, each of which is accretive to our cash available for distribution. As a result, we are pleased to be able to increase our distribution to shareholders again, while also continuing to use a significant portion of the company’s free cash flow to repay debt and to otherwise reinvest in the business.”
“This distribution represents an approximate 8.3% increase from the previous distribution rate of $0.30 per share paid on July 27, 2007 and a 23.8% increase over CODI’s initial distribution rate of $0.2625 at the time of our May 2006 initial public offering. It is the stated goal of our board of directors to regularly increase these distributions, subject to the performance of the company.”
Mr. Massoud concluded, “Looking forward, we are enthused about: 1) our current family of subsidiary companies; 2) our ability to build our current stable of seven platform businesses through highly accretive add-on acquisitions and organic growth initiatives; and 3) our prospects for new platform business acquisitions. With regard to the latter, we believe that the current credit environment should be highly conductive to our ability to acquire niche market leading businesses at attractive valuations due to our structure, which allows us to consummate such acquisitions without the need for transaction specific financing. We consider this a significant competitive advantage in this environment.”
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.

Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.
Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 144 branch locations in 18 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and Form 10-Qs and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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